Exhibit 99.3

PennantPark Senior Loan Fund, LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2025 and 2024

Independent Auditor’s Report

Member Designees’ Committee

PennantPark Senior Loan Fund, LLC

Opinion

We have audited the consolidated financial statements of PennantPark Senior Loan Fund, LLC and its subsidiaries (the Fund), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedule of investments, as of September 30, 2025 and 2024, the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of September 30, 2025 and 2024, and the results of its operations, changes in members’ equity and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

New York, New York

November 24, 2025

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Assets, Liabilities and Members' Equity
($ in thousands)

	September 30, 2025	September 30, 2024
Assets
Investments at fair value (amortized cost—$1,289,319 and $1,036,305, respectively)	$1,265,901	$1,031,225
Cash and cash equivalents (cost—$40,985 and $36,595, respectively)	40,985	36,595
Interest receivable	5,271	5,089
Receivable for investments sold	1,055	—
Prepaid expenses and other assets	2,148	372
Due from affiliate	87	71
Total assets	1,315,447	1,073,352
Liabilities
2037 Asset-backed debt, net (par—$328,000 and $0, respectively and unamortized deferred financing cost of $1,887 and $0, respectively)	326,113	—
2034 Asset-backed debt, net (par—$246,000, unamortized deferred financing cost of $940 and $1,328, respectively)	245,060	244,672
2035 Asset-backed debt, net (par—$246,000, unamortized deferred financing cost of $1,434 and $1,882, respectively)	244,566	244,118
Credit facility payable	99,600	247,600
Subordinated notes payable to members	250,808	191,546
Payable for investments purchased	—	7,314
Interest payable on credit facility and asset backed debt	13,730	12,525
Distribution payable to members	8,000	8,000
Interest payable on subordinated notes to members	5,305	4,372
Accounts payable and accrued expenses	1,189	934
Due to affiliate	50	—
Total liabilities	1,194,421	961,081

Members' equity	121,026	112,271
Total liabilities and members' equity	$1,315,447	$1,073,352

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Operations
($ in thousands)

	Year Ended September 30,
	2025	2024
Investment income:
Interest	$138,501	$114,231
Other income	1,875	1,023
Total investment income	140,376	115,254
Expenses:
Interest expense on credit facility and asset-backed debt	67,975	54,405
Interest expense on subordinated notes to members	30,436	24,861
Administration services expense	3,457	2,423
General and administrative expenses	1,494	1,360
Expenses before debt issuance costs	103,362	83,049
Debt issuance costs	250	—
Total expenses	103,612	83,049
Net investment income	36,764	32,205
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments	(9,215)	(2,838)
Net realized gain (loss) on debt extinguishment	(187)	—
Net change in unrealized appreciation (depreciation) on investments	(18,344)	1,462
Net realized and unrealized gain (loss) on investments	(27,746)	(1,376)
Net increase (decrease) in members' equity resulting from operations	$9,018	$30,829

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Changes in Members’ Equity
($ in thousands)

	Year Ended September 30,
	2025	2024
Net change in members’ equity resulting from operations:
Net investment income	$36,764	$32,205
Net realized gain (loss) on investments	(9,215)	(2,838)
Net realized gain (loss) on debt extinguishment	(187)	—
Net change in unrealized appreciation (depreciation) on investments	(18,344)	1,462
Net increase (decrease) in members’ equity resulting from operations	9,018	30,829
Capital transactions
Capital contributions	36,237	14,534
Distributions	(36,500)	(35,710)
Net increase (decrease) in members’ equity	8,755	9,653
Members’ equity
Beginning of year	112,271	102,618
End of year	$121,026	$112,271

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Cash Flows
($ in thousands)

	Year Ended September 30,
	2025	2024
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$9,018	$30,829
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash (used in) provided by operating activities:
Net change in unrealized (appreciation) depreciation on investments	18,344	(1,462)
Net realized (gain) loss on investments	9,215	2,838
Net realized (gain) loss on debt extinguishment	187	—
Net accretion of discount and amortization of premium	(5,067)	(3,560)
Purchases of investments	(519,817)	(396,119)
Amortization of deferred financing costs	1,052	779
Payment-in-kind interest	(4,866)	(1,645)
Proceeds from disposition of investments	293,765	172,910
(Increase) Decrease in:
Receivable for investments sold	(1,055)	—
Interest receivable	(183)	159
Due from affiliate	(16)	3,225
Prepaid expenses and other assets	(1,776)	564
Increase (Decrease) in:
Payable for investments purchased	(7,314)	5,312
Interest payable on credit facility and asset backed debt	1,205	2,104
Interest payable on subordinated notes to members	933	477
Accrued expenses	255	99
Due to affiliate	50	—
Net cash provided by (used in) operating activities	(206,070)	(183,490)
Cash flows from financing activities:
Members’ capital contributions	26,278	14,534
Subordinated notes issued to members	42,972	22,415
Distribution paid to members	(36,500)	(34,960)
Proceeds from 2037 Asset Backed Debt issued	328,000	—
Payment of fees and expenses on Asset-backed debt issued	(2,290)	—
Proceeds from 2035 Asset Backed Debt refinancing	63,000	—
Repayment of 2035 Asset-backed debt	(63,000)	—
Borrowings under credit facility	214,500	218,000
Repayments under credit facility	(362,500)	(59,000)
Net cash provided by (used in) financing activities	210,460	160,989
Net increase (decrease) in cash and cash equivalents	4,390	(22,501)
Cash and cash equivalents, beginning of year	36,595	59,096
Cash and cash equivalents, end of year	40,985	36,595
Supplemental disclosure of cash flow information
Interest paid on subordinated notes to members	$29,503	$24,384
Interest paid on credit facility and asset backed debt	$66,770	$52,301
Non-Cash Operating and Financing activity:
Non-Cash exchanges and conversions	$21,627	$15,878
Purchase of investments from non-cash contributions	$(26,250)	$—
Non-cash members capital contribution	$9,959	$—
Non-cash proceeds from subordinated notes issued to Member	$16,289	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund LLC
Consolidated Schedule of Investments
September 30, 2025
($ in thousands)

Issuer Name	Acquisition	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 1,035.8% of Net Assets
ACP Avenu Buyer, LLC	04/23/24	10/02/29	Business Services	9.04%	SOFR+475	7,590	$7,474	$7,514
Acp Falcon Buyer, Inc.	10/06/23	08/01/29	Business Services	9.79%	SOFR+550	15,196	14,963	15,348
AFC-Dell Holding Corp.	02/23/24	04/09/27	Distribution	9.83%	SOFR+550	16,181	16,072	16,100
Ad.Net Acquisition, LLC	03/02/22	05/07/26	Media	10.26%	SOFR+626	4,788	4,788	4,788
Aechelon Technology, Inc.	12/23/24	08/16/29	Aerospace and Defense	9.91%	SOFR+575	4,800	4,718	4,800
Alpine Acquisition Corp II (4), (7)	10/12/22	11/30/26	Containers, Packaging and Glass			15,185	15,056	7,896
Amsive Holdings Corporation	03/02/22	12/10/26	Media	10.35%	SOFR+635	13,805	13,745	13,667
Anteriad, LLC (f/k/a MeritDirect, LLC)	03/02/22	06/30/26	Media	9.90%	SOFR+590	13,837	13,803	13,837
Arcfield Acquisition Corp.	07/26/22	10/28/31	Aerospace and Defense	9.31%	SOFR+500	14,888	14,867	14,813
Archer Lewis, LLC	12/20/24	08/28/29	Healthcare, Education and Childcare	9.75%	SOFR+575	15,581	15,426	15,581
Argano, LLC	12/16/24	09/13/29	Business Services	9.89%	SOFR+575	14,850	14,730	14,628
BLC Holding Company, INC.	02/24/25	11/20/30	Environmental Services	8.50%	SOFR+450	12,013	11,942	12,013
Beacon Behavioral Support Services, LLC	09/16/24	06/21/29	Healthcare, Education and Childcare	9.50%	SOFR+550	24,607	24,305	24,607
Best Practice Associates, LLC	01/21/25	11/08/29	Aerospace and Defense	10.91%	SOFR+675	19,850	19,606	19,701
Beta Plus Technologies, Inc.	08/11/22	07/02/29	Business Services	9.75%	SOFR+575	14,550	14,375	14,405
Big Top Holdings, LLC	06/26/24	02/28/30	Manufacturing / Basic Industries	9.25%	SOFR+525	6,626	6,531	6,626
Bioderm, Inc.	06/26/24	01/31/28	Healthcare, Education and Childcare	10.77%	SOFR+650	8,798	8,726	8,688
Blackhawk Industrial Distribution, Inc.	07/24/23	09/17/26	Distribution	9.40%	SOFR+540	25,244	25,052	24,802
Boss Industries, LLC	07/21/25	12/27/30	Conglomerate Manufacturing	9.00%	SOFR+500	5,955	5,916	5,955
Burgess Point Purchaser Corporation	10/03/22	07/25/29	Auto Sector	9.51%	SOFR+535	6,186	5,926	5,348
C5MI Acquisition, LLC	10/09/24	07/31/29	Business Services	10.00%	SOFR+600	7,425	7,334	7,425
CF512, Inc.	12/29/21	08/20/26	Media	10.36%	SOFR+619	9,042	8,983	8,952
Carisk Buyer, Inc.	02/09/24	12/01/29	Healthcare, Education and Childcare	9.00%	SOFR+500	11,370	11,276	11,370
Carnegie Dartlet, LLC	06/26/24	02/07/30	Education	9.66%	SOFR+550	22,655	22,360	22,428
Cartessa Aesthetics, LLC	09/09/22	06/14/28	Distribution	10.00%	SOFR+600	21,880	21,708	21,880
Case Works, LLC	11/26/24	10/01/29	Business Services	9.25%	SOFR+525	10,436	10,366	9,966
Commercial Fire Protection Holdings, LLC	12/16/24	09/23/30	Business Services	8.50%	SOFR+450	20,831	20,730	20,831
Compex Legal Services, Inc.	12/23/24	02/09/26	Business Services	9.55%	SOFR+555	931	931	931
Confluent Health, LLC	12/23/24	11/30/28	Healthcare, Education and Childcare	11.66%	SOFR+750	1,950	1,950	1,940
CJX Borrower, LLC	08/12/22	07/13/27	Media	10.08%	SOFR+576	8,624	8,614	8,624
Crane 1 Services, Inc.	07/24/23	08/16/27	Personal, Food and Miscellaneous Services	10.03%	SOFR+586	5,271	5,243	5,232
DRI Holding Inc.	08/04/22	12/21/28	Media	9.51%	SOFR+535	5,770	5,442	5,655
DRS Holdings III, Inc.	03/02/22	11/03/25	Consumer Products	9.41%	SOFR+525	4,478	4,478	4,523
Duggal Acquisition, LLC	12/23/24	09/30/30	Marketing Services	8.75%	SOFR+475	4,950	4,910	4,950
Dynata, LLC - First Out Term Loan	07/15/24	07/17/28	Business Services	9.46%	SOFR+526	1,572	1,486	1,565
Dynata, LLC - Last Out Term Loan	07/15/24	10/16/28	Business Services	9.96%	SOFR+576	9,670	9,670	7,873
EDS Buyer, LLC	07/24/23	01/10/29	Aerospace and Defense	8.75%	SOFR+475	23,169	22,915	23,227
ETE Intermediate II, LLC	07/24/23	05/29/29	Personal, Food and Miscellaneous Services	9.16%	SOFR+500	12,124	11,963	12,124
Emergency Care Partners, LLC	12/23/24	10/18/27	Healthcare, Education and Childcare	9.00%	SOFR+500	6,930	6,895	6,930
EvAL Home Care Solutions Intermediate, LLC	07/23/24	05/10/30	Healthcare, Education and Childcare	9.91%	SOFR+575	7,040	6,955	7,040
Exigo Intermediate II, LLC	07/24/23	03/15/27	Business Services	10.51%	SOFR+635	9,551	9,491	9,551
Five Star Buyer, Inc.	07/24/23	02/23/28	Hotels, Motels, Inns and Gaming	13.35%	SOFR+915	4,140	4,096	4,057
GGG Midco, LLC	12/16/24	09/27/30	Home and Office Furnishings, Housewares and Durable Consumer Products	9.00%	SOFR+500	12,485	12,377	12,485
Global Holdings InterCo, LLC	03/02/22	03/16/26	Banking, Finance, Insurance & Real Estate	9.74%	SOFR+560	6,593	6,589	6,593
Graffiti Buyer, Inc.	03/02/22	08/10/27	Distribution	9.80%	SOFR+560	3,959	3,928	3,880
HEC Purchaser Corp.	09/16/24	06/17/29	Healthcare, Education and Childcare	8.87%	SOFR+500	7,798	7,723	7,798
HV Watterson Holdings, LLC (4)	09/09/22	12/17/26	Business Services	8.00%		15,570	15,496	8,548
HW Holdco, LLC	03/02/22	05/10/26	Media	9.90%	SOFR+590	23,593	23,537	23,593
Hancock Roofing And Construction, LLC	03/02/22	12/31/26	Insurance	9.60%	SOFR+550	6,029	6,029	5,968
Harris & Co, LLC	12/20/24	08/09/30	Financial Services	9.16%	SOFR+500	19,182	18,995	19,015
Hills Distribution, Inc.	02/13/24	11/08/29	Distribution	10.32%	SOFR+600	14,148	13,992	14,148
IG Investments Holdings, LLC	03/02/22	09/22/28	Business Services	9.31%	SOFR+500	4,350	4,305	4,328
Imagine Acquisitionco, Inc.	07/24/23	11/15/27	Business Services	9.29%	SOFR+510	5,452	5,402	5,452
Infinity Home Services Holdco, Inc.	02/07/23	12/28/28	Personal, Food and Miscellaneous Services	10.16%	SOFR+600	13,749	13,622	13,749
Infolinks Media Buyco, LLC	07/24/23	11/01/26	Media	9.50%	SOFR+550	13,046	13,007	12,981
Inovex Information Systems Incorporated	03/04/25	12/17/30	Business Services	9.25%	SOFR+525	5,955	5,918	5,955
Inventus Power, Inc.	10/10/23	01/15/26	Consumer Products	11.78%	SOFR+761	12,968	12,934	12,968

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund LLC
Consolidated Schedule of Investments
September 30, 2025
($ in thousands)

Issuer Name	Acquisition	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
Kinetic Purchaser, LLC	07/24/23	11/10/27	Consumer Products	10.15%	SOFR+615	13,701	13,590	11,646
LAV Gear Holdings, Inc. - Takeback TL	07/31/25	07/31/29	Leisure, Amusement, Motion Pictures, Entertainment	10.10%	SOFR+594	2,295	2,295	2,295
LAV Gear Holdings, Inc. - Priority TL	07/31/25	07/31/29	Leisure, Amusement, Motion Pictures, Entertainment	10.10%	SOFR+594	729	720	898
Lash OpCo, LLC	03/02/22	02/18/27	Consumer Products	12.16%	SOFR+785	21,525	21,466	20,987
Lightspeed Buyer, Inc.	03/02/22	02/03/27	Healthcare, Education and Childcare	8.75%	SOFR+475	20,115	20,017	20,115
LJ Avalon Holdings, LLC	07/24/23	02/01/30	Environmental Services	8.77%	SOFR+450	7,636	7,550	7,636
MAG DS Corp.	03/02/22	04/01/27	Aerospace and Defense	9.60%	SOFR+560	8,175	7,939	8,142
MDI Buyer, Inc.	12/20/24	07/25/28	Chemicals, Plastics and Rubber	8.95%	SOFR+475	19,728	19,568	19,728
Marketplace Events Acquisition, LLC	03/04/25	12/19/30	Media	9.12%	SOFR+525	19,900	19,727	19,900
MBS Holdings, Inc.	03/02/22	04/16/27	Telecommunications	9.30%	SOFR+510	8,244	8,197	8,244
Meadowlark Acquirer, LLC	04/01/22	12/10/27	Business Services	9.65%	SOFR+565	2,893	2,865	2,893
Medina Health, LLC	01/18/24	10/20/28	Healthcare, Education and Childcare	10.25%	SOFR+625	19,423	19,311	19,520
Megawatt Acquisitionco, Inc.	07/17/24	03/01/30	Business Services	9.25%	SOFR+525	7,880	7,788	7,502
MOREgroup Holdings, Inc.	08/29/24	01/16/30	Business Services	9.25%	SOFR+525	19,700	19,472	19,700
Municipal Emergency Services, Inc.	03/02/22	10/01/27	Distribution	9.15%	SOFR+515	9,575	9,512	9,575
NBH Group, LLC	03/02/22	08/19/26	Healthcare, Education and Childcare	10.12%	SOFR+585	7,180	7,159	7,180
NORA Acquisition, LLC	11/21/23	08/31/29	Healthcare, Education and Childcare	10.35%	SOFR+635	20,090	19,860	19,939
OSP Embedded Purchaser, LLC	01/17/25	12/17/29	Aerospace and Defense	9.76%	SOFR+575	18,926	18,793	18,661
Omnia Exterior Solutions, LLC	07/25/24	12/29/29	Diversified Conglomerate Service	9.26%	SOFR+525	17,982	17,766	17,622
One Stop Mailing, LLC	06/07/23	05/07/27	Transportation	10.53%	SOFR+636	8,274	8,199	8,274
PCS Midco, Inc.	08/29/24	03/01/30	Financial Services	9.75%	SOFR+575	5,753	5,688	5,753
Pink Lily Holdco, LLC (5)	04/01/22	11/09/27	Retail	4.27%		8,761	8,699	3,504
Pacific Purchaser, LLC	03/21/24	10/02/28	Business Services	10.42%	SOFR+625	12,773	12,602	12,721
PAR Excellence Holdings, Inc.	11/26/24	09/03/30	Healthcare, Education and Childcare	9.17%	SOFR+500	9,925	9,842	9,751
Project Granite Buyer, Inc.	07/21/25	12/31/30	Business Services	9.75%	SOFR+575	5,955	5,903	6,015
RRA Corporate, LLC	12/23/24	08/15/29	Business Services	9.25%	SOFR+525	3,960	3,930	3,936
RTIC Subsidiary Holdings, LLC	07/23/24	05/03/29	Consumer Products	9.75%	SOFR+575	24,700	24,365	24,453
Radius Aerospace, Inc.	11/06/19	03/29/27	Aerospace and Defense	10.45%	SOFR+615	11,780	11,714	11,515
Rancho Health MSO, Inc.	03/02/22	06/20/29	Healthcare, Education and Childcare	9.29%	SOFR+500	22,704	22,631	22,704
Recteq, LLC	06/26/24	01/29/26	Consumer Products	10.40%	SOFR+640	9,550	9,537	9,526
Riverpoint Medical, LLC	03/02/22	06/21/27	Healthcare, Education and Childcare	8.75%	SOFR+475	3,891	3,861	3,891
Ro Health, LLC	04/03/25	01/17/31	Healthcare Providers & Services	8.50%	SOFR+450	9,308	9,249	9,308
Rural Sourcing Holdings, Inc.	07/24/23	06/16/29	Professional Services	9.92%	SOFR+575	5,435	5,367	4,891
Sabel Systems Technology Solutions, LLC	01/07/25	10/31/30	Business Services	9.91%	SOFR+575	11,910	11,813	11,910
Sales Benchmark Index, LLC	03/02/22	07/07/26	Business Services	10.20%	SOFR+620	6,617	6,597	6,617
Seacoast Service Partners NA, LLC	07/21/25	12/20/29	Diversified Conglomerate Service	9.00%	SOFR+500	4,963	4,926	4,759
Seaway Buyer, LLC	09/14/22	06/13/29	Chemicals, Plastics and Rubber	10.15%	SOFR+615	14,550	14,394	13,568
Sigma Defense Systems, LLC	12/01/23	12/20/27	Telecommunications	10.31%	SOFR+615	23,904	23,741	23,904
SpendMend Holdings, LLC	07/24/23	03/01/28	Business Services	9.15%	SOFR+515	9,412	9,261	9,412
STG Distribution, LLC - First Out New Money Term Loans	10/03/24	10/03/29	Transportation	12.57%	SOFR+835	1,986	1,895	1,768
STG Distribution, LLC - Second Out Term Loans (5)	10/03/24	10/03/29	Transportation	5.32%		4,566	2,594	365
SV-Aero Holdings, LLC	10/31/24	11/01/30	Aerospace and Defense	9.00%	SOFR+500	14,719	14,656	14,719
Systems Planning And Analysis, Inc.	03/02/22	08/16/27	Aerospace and Defense	8.92%	SOFR+475	16,919	16,816	16,784
TCG 3.0 Jogger Acquisitionco, Inc.	02/27/24	01/23/29	Media	10.52%	SOFR+650	9,850	9,732	9,801
TMII Enterprises, LLC	07/24/23	12/22/28	Personal, Food and Miscellaneous Services	8.66%	SOFR+450	19,878	19,692	19,878
TPC US Parent, LLC	03/02/22	11/24/25	Food	10.19%	SOFR+590	11,275	11,269	11,185
Team Services Group, LLC	07/24/23	12/20/27	Healthcare, Education and Childcare	9.56%	SOFR+525	9,588	9,434	9,548
The Bluebird Group, LLC	03/02/22	07/28/26	Business Services	9.90%	SOFR+590	16,348	16,306	16,348
The Vertex Companies, LLC	03/02/22	08/31/28	Business Services	8.93%	SOFR+475	14,480	14,393	14,408
Transgo, LLC	06/07/24	12/29/28	Auto Sector	9.91%	SOFR+575	16,363	16,215	16,486
Tyto Athene, LLC	03/02/22	04/01/28	Aerospace and Defense	9.19%	SOFR+490	11,342	11,271	11,058
Urology Management Holdings, Inc.	07/24/23	06/15/27	Healthcare, Education and Childcare	9.66%	SOFR+550	12,380	12,333	12,380
US Fertility Enterprises, LLC	09/03/25	10/11/31	Healthcare, Education and Childcare	8.67%	SOFR+450	4,975	4,931	4,975
Watchtower Buyer, LLC	09/19/24	12/01/29	Consumer Products	10.00%	SOFR+600	23,114	22,912	22,885
Wash & Wax Systems, LLC	04/30/25	04/30/28	Business Services	9.81%	SOFR+550	6,577	6,686	6,708
Total First Lien Secured Debt							1,276,720	1,253,543
Subordinated Debt - 3.7% of Net Assets
Wash & Wax Systems, LLC - Subordinate Debt	04/30/25	07/30/28	Business Services	12.00%		4,422	4,422	4,422

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund LLC
Consolidated Schedule of Investments
September 30, 2025
($ in thousands)

Issuer Name	Acquisition	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
Total Subordinated Debt						4,422	4,422	4,422

Equity Securities - 6.6% of Net Assets
New Insight Holdings, Inc. - Common Equity	07/15/24	—	Business Services	—	—	134,330	2,351	2,014
48Forty Intermediate Holdings, Inc. - Common Equity	11/05/24	—	Containers, Packaging and Glass	—	—	1,988	—	—
Wash & Wax Group, LP - Common Equity	04/30/25	—	Business Services	—	—	2,803	5,002	5,165
White Tiger Newco, LLC - Common Equity	07/31/25	—	Business Services	—	—	10,805	824	757

Total Equity Securities							8,177	7,936
Total Investments - 1,046.0% of Net Assets(3)(6)							1,289,319	1,265,901
Cash and Cash Equivalents - 33.9%
JPMorgan U.S. Government (Money Market Fund)				4.09%			7,972	7,972
Goldman Sachs Financial Square Government Fund (Money Market Fund)				4.18%			6,946	6,946
BlackRock Federal FD Institutional 81 (Money Market Fund)				4.19%			1,920	1,920
Non-Money Market Cash							24,147	24,147
Total Cash and Cash Equivalents							40,985	40,985
Total Investments and Cash Equivalents - 1,079.8% of Net Assets							$1,330,304	$1,306,886
Liabilities in Excess of Other Assets — (979.8)% of Net Assets								(1,185,860)
Members' Equity—100.0%								$121,026

[1] Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable Secured Overnight Financing Rate, or "SOFR" or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Schedule of Investments disclose the actual interest rate in effect as of the reporting period. SOFR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day SOFR rate (1M S, 2M S, 3M S, or 6M S, respectively), at the borrower’s option. All securities are subject to a SOFR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

[2] Valued based on PSLF's accounting policy.
3 As of September 30, 2025, all investments are in US Companies. Total cost, fair value, and percentage of Net Assets for U.S. Companies were $1,289.3 million, $1,265.9 million and 1,046.0%
[4] Non-accrual security.

[5] Partial PIK non-accrual security.

[6]All of our investments are not registered under the 1933 Act and have restrictions on resale.

[7] The securities, or a portion thereof, are not 1) pledged as collateral under the Credit Facility and held through Funding I; or, 2) securing the 2034 Asset-Backed Debt and held through PennantPark CLO IV, LLC, or,3) securing the 2035 Asset-Backed Debt and held through PennantPark CLO VII, LLC, or 4) securing the 2037 Asset-Backed Debt and held through PennantPark CLO X, LLC

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund LLC
Consolidated Schedule of Investments
September 30, 2024
($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 916.4%of Net Assets
A1 Garage Merger Sub, LLC	12/22/28	Personal, Food and Miscellaneous Services	10.95%	SOFR+610	14,738	$14,504	$14,738
ACP Avenu Buyer, LLC	10/02/29	Business Services	10.57%	SOFR+525	7,667	7,526	7,418
ACP Falcon Buyer, Inc.	08/01/29	Business Services	10.83%	SOFR+550	15,351	15,067	15,412
Ad.net Acquisition, LLC	05/07/26	Media	11.28%	SOFR+626	4,838	4,838	4,838
Aeronix, Inc. - Term Loan	12/18/28	Aerospace and Defense	9.85%	SOFR+525	14,888	14,700	14,888
AFC - Dell Holding Corp.	04/09/27	Distribution	10.49%	SOFR+550	7,131	7,059	7,059
Alpine Acquisition Corp II	11/30/26	Containers, Packaging and Glass	11.30%	SOFR+610	14,687	14,459	14,100
Amsive Holding Corporation (f/k/a Vision Purchaser Corporation)	06/10/25	Media	10.75%	SOFR+650	13,813	13,769	13,675
Anteriad Holdings Inc (fka MeritDirect)	06/30/26	Media	10.50%	SOFR+590	14,714	14,638	14,714
Applied Technical Services, LLC	12/29/26	Environmental Services	10.50%	SOFR+590	14,522	14,389	14,304
Arcfield Acquisition Corp.	08/03/29	Aerospace and Defense	11.56%	SOFR+625	21,574	21,270	21,466
Beacon Behavioral Support Services, LLC	06/21/29	Healthcare, Education and Childcare	9.92%	SOFR+525	14,963	14,750	14,738
Beta Plus Technologies, Inc.	07/01/29	Business Services	10.35%	SOFR+575	14,700	14,486	14,259
Big Top Holdings, LLC	02/28/30	Manufacturing / Basic Industries	11.18%	SOFR+625	6,965	6,852	6,965
Bioderm, Inc.	01/31/28	Healthcare, Education and Childcare	11.84%	SOFR+650	8,887	8,795	8,776
Blackhawk Industrial Distribution, Inc.	09/17/26	Distribution	10.92%	SOFR+640	20,504	20,245	20,152
BlueHalo Global Holdings, LLC	10/31/25	Aerospace and Defense	10.70%	SOFR+600	13,292	13,218	13,026
Broder Bros., Co.	12/04/25	Personal and Non-Durable Consumer Products	10.97%	SOFR+611	9,374	9,374	9,374
Burgess Point Purchaser Corporation	07/25/29	Auto Sector	10.20%	SOFR+535	4,874	4,625	4,585
Carisk Buyer, Inc.	11/30/29	Healthcare, Education and Childcare	10.35%	SOFR+575	5,473	5,400	5,390
Carnegie Dartlet, LLC	02/07/30	Education	10.35%	SOFR+550	9,950	9,810	9,801
Cartessa Aesthetics, LLC	06/14/28	Distribution	10.35%	SOFR+575	17,106	16,879	17,106
CF512, Inc.	08/20/26	Media	11.21%	SOFR+619	2,891	2,876	2,848
Connatix Buyer, Inc.	07/13/27	Media	10.53%	SOFR+561	8,716	8,702	8,716
Crane 1 Services, Inc.	08/16/27	Personal, Food and Miscellaneous Services	10.71%	SOFR+586	2,549	2,529	2,530
Dr. Squatch, LLC	08/31/27	Personal and Non-Durable Consumer Products	9.95%	SOFR+535	22,993	22,842	22,993
DRI Holding Inc.	12/21/28	Media	10.20%	SOFR+535	5,830	5,423	5,626
DRS Holdings III, Inc.	11/03/25	Consumer Products	11.20%	SOFR+635	13,777	13,760	13,667
Dynata, LLC - First Out Term Loan	07/15/28	Business Services	10.38%	SOFR+526	1,588	1,476	1,586
Dynata, LLC - Last Out Term Loan	10/15/28	Business Services	10.88%	SOFR+576	9,768	9,768	8,993
EDS Buyer, LLC	01/10/29	Aerospace and Defense	10.35%	SOFR+575	11,144	11,013	10,977
ETE Intermediate II, LLC	05/29/29	Personal, Food and Miscellaneous Services	11.56%	SOFR+650	12,249	12,049	12,249
Eval Home Health Solutions Intermediate, LLC	05/10/30	Healthcare, Education and Childcare	10.85%	SOFR+575	7,396	7,293	7,322
Exigo Intermediate II, LLC	03/15/27	Business Services	11.20%	SOFR+635	9,651	9,556	9,603
Fairbanks Morse Defense	06/17/28	Aerospace and Defense	9.74%	SOFR+450	3,491	3,417	3,495
Five Star Buyer, Inc.	02/23/28	Hotels, Motels, Inns and Gaming	12.21%	SOFR+710	4,241	4,175	4,241
Global Holdings InterCo LLC	03/16/26	Banking, Finance, Insurance & Real Estate	11.43%	SOFR+615	6,952	6,940	6,605
Graffiti Buyer, Inc.	08/10/27	Distribution	10.45%	SOFR+560	3,118	3,081	3,087
Hancock Roofing and Construction L.L.C.	12/31/26	Insurance	10.20%	SOFR+560	6,146	6,146	6,023
HEC Purchaser Corp.	06/17/29	Healthcare, Education and Childcare	9.75%	SOFR+550	7,980	7,887	7,924
Hills Distribution, Inc	11/08/29	Distribution	11.11%	SOFR+600	14,292	14,106	14,149
HV Watterson Holdings, LLC	12/17/26	Business Services	12.00% (PIK 4.0%)		15,144	15,019	13,887
HW Holdco, LLC	05/10/26	Media	11.04%	SOFR+590	18,355	18,296	18,355
IG Investments Holdings, LLC	09/22/28	Business Services	11.35%	SOFR+610	4,383	4,322	4,339
Imagine Acquisitionco, LLC	11/15/27	Business Services	10.20%	SOFR+510	5,509	5,440	5,481
Infinity Home Services Holdco, Inc.	12/28/28	Personal, Food and Miscellaneous Services	11.49%	SOFR+685	13,890	13,730	14,029
Infolinks Media Buyco, LLC	11/01/26	Media	10.10%	SOFR+550	12,286	12,214	12,194
Inventus Power, Inc.	06/30/25	Consumer Products	12.46%	SOFR+761	13,101	12,980	12,905
Kinetic Purchaser, LLC	11/10/27	Consumer Products	10.75%	SOFR+615	13,701	13,520	13,701
LAV Gear Holdings, Inc.	10/31/25	Leisure, Amusement, Motion Pictures, Entertainment	11.66%	SOFR+640	4,613	4,601	4,530
Lash OpCo, LLC	02/18/27	Consumer Products	12.94% (PIK 5.10%)	SOFR+785	20,447	20,338	20,243
Lightspeed Buyer Inc.	02/03/26	Healthcare, Education and Childcare	10.20%	SOFR+535	14,267	14,170	14,267
LJ Avalon Holdings, LLC	01/31/30	Environmental Services	10.48%	SOFR+525	6,255	6,151	6,255
MAG DS Corp.	04/01/27	Aerospace and Defense	10.20%	SOFR+550	8,266	7,890	7,770
Magenta Buyer, LLC -First out	07/31/28	Software	12.13%	SOFR+701	450	450	425
Magenta Buyer, LLC -Second out	07/31/28	Software	12.38%	SOFR+801	569	569	390

PennantPark Senior Loan Fund LLC
Consolidated Schedule of Investments
September 30, 2024
($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
Magenta Buyer, LLC -Third out	07/31/28	Software	11.63%	SOFR+726	2,109	2,109	617
MBS Holdings, Inc.	04/16/27	Telecommunications	10.67%	SOFR+585	8,330	8,256	8,338
Meadowlark Acquirer, LLC	12/10/27	Business Services	10.50%	SOFR+590	2,923	2,884	2,850
Medina Health, LLC	10/20/28	Healthcare, Education and Childcare	10.85%	SOFR+625	14,912	14,765	14,912
Megawatt Acquisitionco, Inc.	03/01/30	Business Services	9.85%	SOFR+525	7,960	7,851	7,514
MOREgroup Holdings, LLC	01/16/30	Business Services	10.35%	SOFR+575	12,450	12,303	12,263
Municipal Emergency Services, Inc.	10/01/27	Distribution	9.77%	SOFR+515	5,912	5,822	5,912
NBH Group LLC	08/19/26	Healthcare, Education and Childcare	11.19%	SOFR+585	7,353	7,311	7,133
NORA Acquisition, LLC	08/31/29	Healthcare, Education and Childcare	10.95%	SOFR+635	14,850	14,597	14,850
Omnia Exterior Solutions, LLC	12/29/29	Diversified Conglomerate Service	10.01%	SOFR+550	9,768	9,650	9,622
One Stop Mailing, LLC	5/7/2027	Transportation	11.21%	SOFR+636	8,380	8,256	8,380
Owl Acquisition, LLC	2/4/2028	Education	10.20%	SOFR+535	3,893	3,811	3,825
Ox Two, LLC	5/18/2026	Distribution	11.12%	SOFR+651	9,340	9,307	9,340
Pacific Purchaser, LLC	10/2/2028	Business Services	11.51%	SOFR+600	12,903	12,682	12,877
PCS Midco, Inc.	3/1/2030	Financial Services	10.81%	SOFR+575	5,812	5,735	5,812
PL Acquisitionco, LLC	11/9/2027	Retail	11.99% (PIK 3.5%)	SOFR+725	8,193	8,100	6,554
Quantic Electronics, LLC	11/19/2026	Aerospace and Defense	10.95%	SOFR+635	3,280	3,245	3,263
RTIC Subsidiary Holdings, LLC	5/3/2029	Consumer Products	10.35%	SOFR+575	19,950	19,673	19,551
Radius Aerospace, Inc.	3/31/2025	Aerospace and Defense	10.75%	SOFR+575	12,565	12,543	12,313
Rancho Health MSO, Inc.	12/18/2025	Healthcare, Education and Childcare	10.85%	SOFR+560	5,530	5,530	5,530
Reception Purchaser, LLC	4/28/2028	Transportation	25.00%	SOFR+615	4,937	4,888	3,703
Recteq, LLC	1/29/2026	Consumer Products	11.75%	SOFR+715	9,650	9,592	9,554
Riverpoint Medical, LLC	6/21/2025	Healthcare, Education and Childcare	9.85%	SOFR+525	3,932	3,919	3,936
Rural Sourcing Holdings, Inc. (HPA SPQ Merger Sub, Inc.)	6/16/2029	Professional Services	10.74%	SOFR+575	4,336	4,268	4,282
S101 Holdings Inc.	12/29/2026	Electronics	11.48%	SOFR+615	6,467	6,387	6,402
Sales Benchmark Index LLC	1/3/2025	Business Services	10.80%	SOFR+620	6,676	6,668	6,676
Sargent & Greenleaf Inc.	12/20/2024	Electronics	12.45% (PIK 1.00%)	SOFR+760	4,634	4,634	4,634
Seaway Buyer, LLC	6/13/2029	Chemicals, Plastics and Rubber	10.75%	SOFR+615	14,700	14,510	14,186
Sigma Defense Systems, LLC	12/18/2027	Telecommunications	11.50%	SOFR+690	14,621	14,465	14,475
Simplicity Financial Marketing Group Holdings, Inc	12/2/2026	Banking, Finance, Insurance & Real Estate	11.38%	SOFR+640	11,359	11,207	11,472
Skopima Consilio Parent, LLC	5/17/2028	Business Services	9.46%	SOFR+461	1,290	1,269	1,289
Smartronix, LLC	11/23/2028	Aerospace and Defense	10.35%	SOFR+610	25,078	24,798	25,073
Solutionreach, Inc.	7/17/2025	Communications	12.40%	SOFR+715	9,239	9,216	9,239
SpendMend Holdings, LLC	3/1/2028	Business Services	10.26%	SOFR+565	9,510	9,302	9,510
Summit Behavioral Healthcare, LLC	11/24/2028	Healthcare, Education and Childcare	9.31%	SOFR+425	3,554	3,398	3,305
System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	10.26%	SOFR+500	15,803	15,600	15,772
TCG 3.0 Jogger Acquisitionco, Inc.	1/23/2029	Media	11.10%	SOFR+650	9,950	9,800	9,851
TPC US Parent, LLC	11/24/2025	Food	10.98%	SOFR+565	11,392	11,330	11,392
TWS Acquisition Corporation	6/6/2025	Education	11.33%	SOFR+640	1,568	1,567	1,568
Team Services Group, LLC	11/24/2028	Healthcare, Education and Childcare	9.95%	SOFR+510	9,661	9,462	9,537
Teneo Holdings LLC	3/13/2031	Business Services	9.60%	SOFR+475	2,985	2,955	2,994
The Bluebird Group LLC	7/27/2026	Business Services	11.25%	SOFR+665	14,445	14,404	14,445
The Vertex Companies, LLC	8/31/2027	Business Services	10.99%	SOFR+610	7,611	7,536	7,611
Transgo, LLC	12/29/2028	Auto Sector	10.60%	SOFR+575	14,479	14,282	14,479
Tyto Athene, LLC	4/3/2028	Aerospace and Defense	10.23%	SOFR+490	11,393	11,306	11,165
Urology Management Holdings, Inc.	6/15/2026	Healthcare, Education and Childcare	11.46%	SOFR+550	10,928	10,836	10,819
Watchtower Buyer, LLC	12/1/2029	Consumer Products	10.60%	SOFR+600	13,942	13,769	13,803
Wildcat Buyerco, Inc.	2/27/2027	Electronics	10.60%	SOFR+575	19,256	19,126	19,256
Zips Car Wash, LLC	12/31/2024	Business Services	12.46% (PIK 1.5%)	SOFR+740	19,687	19,648	18,801

Total First Lien Secured Debt						1,033,954	1,028,874
Equity Security - 2.1% of Net Assets
Dynata, LLC - Common Equity	—	Business Services	—	—	134	2,351	2,351

Total Investments - 918.5% of Net Assets (3)(4)						1,036,305	1,031,225
Cash and Cash Equivalents - 32.6% o f Net Assets
BlackRock Federal FD Institutional 30 (Money Market Fund)						36,595	36,595
Total Cash and Cash Equivalents						36,595	36,595

PennantPark Senior Loan Fund LLC
Consolidated Schedule of Investments
September 30, 2024
($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
Total Investments and Cash Equivalents - 951.1% of Net Assets						$1,072,900	$1,067,820
Liabilities in Excess of Other Assets — (851.1)% of Net Assets							(955,549)
Members' Equity—100.0%							$112,271

[1]Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable Secured Overnight Financing Rate ("S" or "SOFR"). The spread may change based on the type of rate used. The terms in the Schedule of Investments disclose the actual interest rate in effect as of the reporting period. SOFR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day SOFR rate (1M S, 2M S, 3M S, or 6M S, respectively), at the borrower’s option. All securities are subject to the SOFR floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

[2]Valued based on PSLF's accounting policy .

3 As of September 30, 2024, all investments are in US Companies. Total cost, fair value, and percentage of Net Assets for U.S. Companies were $1,036.3 million, $1,031.2 million and 918.5%

[4]All of our investments are not registered under the 1933 Act and have restrictions on resale.

[5] The securities are, 1) pledged as collateral under the BNP Credit Facility and held through Funding I; or, 2) securing the 2034 Asset-Backed Debt and held through PennantPark CLO IV, LLC; or, 3)
securing the 2035 Asset-Backed Debt held through PennantPark CLO VII, LLC

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

1.
ORGANIZATION

PennantPark Senior Loan Fund, LLC, or PSLF, is organized as a Delaware limited liability company and commenced operations in July 2020. PSLF is a joint venture between PennantPark Investment Corporation ("PNNT") and Pantheon Ventures (UK), LLP ("Pantheon"). In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSLF and its consolidated subsidiary.

The Company's investment objectives are to generate both current income and capital appreciation while seeking to preserve capital through debt and equity investments primarily made to U.S. middle-market companies in the form of first lien secured debt, second lien secured debt and subordinated debt and equity investments.

PNNT and Pantheon (individually a "Member" and collectively the "Members"), provide capital to PSLF in the form of notes and equity interests. On July 31, 2020, PNNT contributed its formerly wholly-owned subsidiary, PennantPark Investment Funding I, LLC (“Funding I”) to the Company in exchange for a 72% stake in PSLF. As of July 31, 2020, Funding I held $356.1 million of senior loans at fair value and had $240.0 million of debt outstanding (see Note 10). On July 31, 2020 Pantheon invested $35.0 million to acquire a 28% stake in PSLF of which $22.5 million was used to partially pay down Funding I's outstanding debt. Subsequent to the contribution of Funding I by PNNT, Funding I became a wholly-owned subsidiary of PSLF and its operations are consolidated with and into the operations of PSLF.

On October 31, 2020, PNNT and Pantheon contributed an additional $1.8 million and $27.5 million, respectively, to PSLF. PNNT’s and Pantheon’s additional investments came in at PSLF’s then current Members’ equity. As a result of the additional capital contribution, PNNT and Pantheon owned 60.5% and 39.5%, respectively, of the outstanding notes and equity interests of PSLF.

On August 28, 2024, PNNT and Pantheon committed to fund additional capital in the form of notes and equity interest of $52.5 million and $75.0 million, respectively, to PSLF (see Note 6). As a result of this additional capital committed, PNNT and Pantheon will own 54.8% and 45.2%, respectively, of the outstanding notes and equity interests of PSLF after all the upsize commitments are funded. As of September 30, 2025, based on additional capital commitments funded, PNNT and Pantheon ownership percentages were 55.8% and 44.2%, respectively

On August 28, 2024, PSLF’s LLC agreement was amended to give Members the option to redeem at least 25% of its Membership interest, allocated proportionally between that redeeming Members note and equity interest and shall be redeemed within eighteen months and three years subject to sufficient liquidity.

The administrative agent of the Company is PennantPark Investment Administration, LLC (the "Administrative Agent"). The Bank of New York Mellon Corporation (the "Sub-Administrator") provides certain services to the Company with respect to certain accounting matters and has the responsibility for the official books and records.

PNNT and Pantheon each appointed two members to PSLF’s four-person member designees’ committee. All material decisions with respect to PSLF, including those involving its investment portfolio, require unanimous approval of a quorum of the member designees. Quorum is defined as (i) the presence of two members of the member designees’ committee; provided that at least one individual is present that was elected, designated or appointed by each member; (ii) the presence of three members of the member designees’ committee, provided that the individual that was elected, designated or appointed by the member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the member designees or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each member.

PennantPark CLO IV, LLC ("CLO IV") is a wholly-owned subsidiary and was formed in March 2022 for the purpose of executing a debt securitization (See Note 10).

PennantPark CLO VII, LLC ("CLO VII") is a wholly-owned subsidiary and was formed in July 2023 for the purpose of executing a debt securitization (See Note 10).

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025 (Continued)

PennantPark CLO X, LLC ("CLO X") is a wholly-owned subsidiary and was formed in November 2024 for the purpose of executing a debt securitization (See Note 10).

2. SIGNIFICANT ACCOUNTING POLICIES

PSLF is considered an investment company under U.S. generally accepted accounting principles ("GAAP") and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended ("ASC"), serves as a source of accounting literature. Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements are issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Company, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

Our significant accounting policies consistently applied are as follows:

(a) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our member designees’ using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the member designees’ may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate or revise our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. (see Note 4).

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our member designees’ undertakes a multi-step valuation process each quarter, as described below:

(1)
Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PNNT, responsible for the portfolio investment;
(2)
Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)
Our member designees also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)
Our member designees reviews valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the

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independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our member designees assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our member designees generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the member designees’ has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(b) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade date basis. We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable, interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount ("OID"), market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest receivable is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Company's judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Company's judgment, are likely to remain current. As of September 30, 2025 there were four loans on non-accrual, representing 3.3% and 1.6%. As of September 30, 2024 the Company did not have any loans on non-accrual status.

We measure realized gains and losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments during the reporting period, including any reversal of previously recorded unrealized appreciation and depreciation, when gains or losses are realized.

(c) Income Taxes

PSLF is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSLF’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the Company is required to determine whether a tax position of PSLF is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in PSLF recording a tax liability that would reduce members’ capital.

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For the years ended September 30, 2025 and 2024, there were no material uncertain income tax positions.

(d) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.
Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.
Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although net assets and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments and liabilities.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

(e) Consolidation

As explained by ASC paragraph 946-810-45, PSLF will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(f) Recent Accounting Pronouncements

In March 2020, the FASB issued Accounting Standards Update 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” ("ASU 2020-04"). The guidance provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of the reference rate reform. ASU 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company utilized the optional expedients and exceptions provided by ASU 2020-04 during the year ended September 30, 2025, the effect of which was not material to the consolidated financial statements and the notes thereto.

In June 2022, the FASB issued Accounting Standards Update No. 2022-03, "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions", which changed the fair value measurement disclosure requirements of ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods therein. Early application is permitted. The Company has adopted this new accounting standard and the effect was not material to the consolidated financials statements.

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3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

For the years ended September 30, 2025 and 2024, PSLF purchased $462.8 million and $308.7 million of investments from PNNT, respectively.

For the years ended September 30, 2025 and 2024, PSLF incurred $3.5 million and $2.4 million of administration fees to the Administrative Agent, respectively. The Administrative Agent provides administration services to PSLF at an annual rate of 0.25% based on average gross assets under management payable quarterly in arrears and calculated based on average gross assets (measured at cost) at the end of the two recently completed calendar quarters. As of September 30, 2025 and 2024, Accounts payable and accrued expenses includes $0.87 million and $0.64 million respectively of Administration services payable to the Administrative Agent.

For the years ended September 30, 2025 and 2024, PSLF incurred $30.4 million and $24.9 million of interest expense related to the notes outstanding with the Members, respectively.

As of September 30, 2025 and 2024, PSLF had a receivable from PNNT of zero and $0.03 million, respectively presented as a component of Due from Affiliate on the consolidated statement of assets, liabilities and members' equity. These amounts are related to cash owed from PNNT in connection with trades between the funds. Additionally, PSLF had a receivable from the Administrative Agent of $0.09 million and $0.04 million as of September 30, 2025 and 2024 related to loan agency fees received by the Administrative agent and is owed to PSLF.

As of September 30, 2025, Due to Affiliate of $0.05 million represents amount due to the Administrative Agent for expenses paid on our behalf.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC Topic 820, Fair Value Measurement, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC Topic 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1: Inputs that are quoted prices (un-adjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3: Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent

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uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our member designees’ that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. (see Note 2).

As outlined in the table below, some of our Level 3 investments using a market comparable valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the member designee has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

Some of our investments can also be valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the member designees’ may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes ($ in thousands):

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Asset Category	Fair value at September 30, 2025	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$47,178	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	1,194,313	Market Comparable	Market Yield	7.6% - 23.9% (9.7%)
First lien	12,052	Enterprise Market Value	EBITDA Multiple	0.6x - 8.3x (6.1x)
Subordinated debt	4,422	Market Comparable	Market Yield	12.0% - 12.0% (12.0%)
Equity	7,936	Market Comparable	EBITDA Multiple	6x - 10.5x (9.1x)
Total Level 3 investments	$1,265,901

Asset Category	Fair value at September 30, 2024	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$88,632	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	933,688	Market Comparable	Market Yield	7.9% - 21.4% (10.2%)
First lien	6,554	Enterprise Market Value	EBITDA Multiple	0.9x - 0.9x (0.9x)
Equity	2,351	Enterprise Market Value	EBITDA Multiple	6.0x
Total Level 3 investments	$1,031,225

(1) The weighted average disclosed in the tables above was weighted by its relative fair value.

Our investments and cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes ($ in thousands):

	Fair Value at September 30, 2025
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$1,253,543	$1,253,543
Equity	—	—	7,936	7,936
Subordinated Debt	—	—	4,422	4,422
Total investments	—	—	1,265,901	1,265,901
Cash and cash equivalents	40,985	—	—	40,985
Total investments, cash and cash equivalents	$40,985	$—	$1,265,901	$1,306,886

	Fair Value at September 30, 2024
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$1,028,874	$1,028,874
Equity	—	—	2,351	2,351
Total investments	—	—	1,031,225	1,031,225
Cash and cash equivalents	36,595	—	—	36,595
Total investments, cash and cash equivalents	$36,595	$—	$1,031,225	$1,067,820

For the year ended September 30, 2025, the amount of Level 3 purchases, including PIK interest, net discount accretion, non-cash exchanges and purchase of investments from non-cash contributions for the year were $556.1 million. There were no Level 3 transfers.

For the year ended September 30, 2024, the amount of Level 3 purchases, including PIK interest, net discount accretion and non cash exchanges, for the year were $401.3 million. There were no Level 3 transfers.

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash invested in overnight money market funds. These temporary investments with original maturities of 90 days or less are deemed cash equivalents. Cash deposited at financial institutions is insured by the Federal Deposit Insurance Corporation (“FDIC”), up to specified limits. At times, such balances may exceed FDIC insured amounts. As of September 30, 2025 and 2024, $16.8 million and $36.6 million, respectively, included in the cash and cash equivalents balance on the Consolidated Statement of Assets, Liabilities and Members' Equity is comprised of money

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market funds, which are not subject to FDIC insurance. PSLF believes it is not exposed to any significant risk of loss on its cash and cash equivalents.

6. MEMBERS’ EQUITY

PNNT and Pantheon provide capital to PSLF in the form of equity interests. As described in Note 1, PNNT and Pantheon's initial equity interests ownership percentages were 72.0% and 28.0%, respectively. On October 31, 2020, PNNT and Pantheon contributed an additional $10.8 million , non pro-rata, to PSLF. PNNT and Pantheon’s additional equity investments came in at PSLF’s then current Members' equity. As a result, PNNT and Pantheon owned 60.5% and 39.5%, respectively, of the equity interests of PSLF.

On August 28, 2024, PNNT and Pantheon committed to fund additional equity interest of $19.9 million and $28.5 million, respectively, to PSLF. As a result of the additional commitment, PNNT and Pantheon will own 54.8% and 45.2%, respectively, of the equity interests of PSLF after the upsize commitments are funded.

As of September 30, 2025 and 2024, PNNT had commitments to fund equity interests to PSLF of $87.4 million and $87.4 million, respectively, of which $5.0 million and $19.9 million, respectively, were unfunded.

As of September 30, 2025 and 2024, Pantheon had commitments to fund equity interests to PSLF of $73.4 million and $73.4 million, respectively, of which $7.1 million and $28.5 million, respectively were unfunded.

As of September 30, 2025 the equity interest ownership percentages was 55.8% and 44.2%, respectively based on commitments funded. As of September 30, 2024 the equity interest ownership percentages was 60.5% and 39.5%, respectively based on commitments funded.

7. NOTES PAYABLE TO MEMBERS

PNNT and Pantheon provide capital to PSLF in the form of subordinated notes ("Member Notes"). As described in Note 1, PNNT and Pantheon initially owned 72.0% and 28.0% respectively, of the Member Notes. On October 31, 2020, PNNT and Pantheon contributed an additional $18.5 million, non pro-rata, to PSLF in the form of additional Member notes. As a result, PNNT and Pantheon owned 60.5% and 39.5%, respectively, of the Member notes of PSLF. As of September 30, 2024, the subordinated notes ownership percentages remained 60.5% and 39.5% respectively based on commitments funded. The notes bear interest at 3-month LIBOR plus 8% prior to June 30, 2023 and 3-month SOFR plus 8% after June 30, 2023 and matures on July 31, 2027.

On August 28, 2024, PNNT and Pantheon committed to fund additional Member Notes of $32.6 million and $46.5 million, respectively, to PSLF. As part of the additional commitment, the Member Notes were extended to July 31, 2032. The Member Notes bear interest at the higher of 3-month SOFR or 1%. As a result of the additional commitment, PNNT and Pantheon will own 54.8% and 45.2%, respectively, of the Member Notes of PSLF after the upsize commitments are funded. As of September 30, 2025, the subordinated notes ownership percentages were 55.8% and 44.2% respectively, for PNNT and Pantheon. As of September 30, 2025 and September 30, 2024, the interest rate on the Member Notes was was 12.3% and 13.3%, respectively.

As of September 30, 2025 and 2024, PNNT had commitments to fund Member Notes to PSLF of $148.5 million and $148.5 million, respectively, of which $8.2 million and $32.6 million, respectively, were unfunded.

As of September 30, 2025 and 2024, Pantheon had commitments to fund Member Notes to PSLF of $122.2 million and $122.2 million, respectively, of which $11.7 million and $46.5 million, respectively were unfunded.

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8. RISKS AND UNCERTAINTIES

Investments

PSLF seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSLF’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSLF’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSLF are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSLF to liquidate these investments and realize value is subject to significant limitations and uncertainties.

Leverage Risk

PSLF may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital, however, such use may also magnify the potential for loss on invested capital. If the value of PSLF’s assets decreases, leveraging would cause members’ equity to decline more sharply than it otherwise would have had PSLF not used leverage. Similarly, any decrease in PSLF’s income would cause net income to decline more sharply than it would have had PSLF not borrowed. Borrowings will usually be from credit facilities or debt securitizations which will typically be secured by PSLF’s securities and other assets. Under certain circumstances, such debt may demand an increase in the collateral that secures PSLF’s obligations and if PSLF was unable to provide additional collateral, the debt could liquidate assets held in the account to satisfy PSLF’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSLF’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSLF’s profitability.

Credit Risk

PSLF primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSLF are subject to restrictions on their resale or are otherwise illiquid. PSLF assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSLF may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

9. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, therefore, there is no requirement to show financial highlights per ASC Topic 946, which have been omitted accordingly.

10. LEVERAGE

Credit Facility

As described in Note 1 above, PNNT contributed Funding I to the Company. As of the contribution date Funding I had a $250 million senior secured revolving credit facility with BNP Paribas (the “BNP Credit Facility”). The BNP Credit Facility is secured by all of the assets of Funding I.

In November 2020, Funding I amended the BNP Credit Facility and increased the size to $275 million.

In March 2022, Funding I amended the BNP Credit Facility and reduced the total commitment to $225 million, extended the revolving period to March 2025 and extended maturity to March 2027.

In September 2022, Funding I amended the BNP Credit Facility and increased the total commitment to $325 million and amended the interest rate to SOFR plus 2.60%.

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On August 27, 2024, Funding I amended the BNP Credit Facility and increased the total commitment to $400 million and amended the interest rate to SOFR plus 2.53%.

On December 20, 2024, Funding I amended the BNP Credit Facility and extended the maturity to December 2029 and amended the interest rate to SOFR plus 2.25%. The total commitment was unchanged at $400 million.

As of September 30, 2025 and September 30, 2024, there were $99.6 million and $247.6 million in outstanding borrowings and we are in compliance with all required covenants. As of September 30, 2025 the interest rate was 6.5%. As of September 30, 2024 the weighted average interest rate was 7.7%.

Asset - Backed Debt - CLO IV

On March 2, 2022, CLO IV completed a $304 million debt securitization in the form of a collateralized loan obligation (the "2034 Debt Securitization" or "2034 Asset-Backed Debt"). The 2034 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The 2034 Debt Securitization was executed through a private placement of: (i) $30.0 million Class A-1a Loans maturing 2034, which bear interest at the three-month SOFR plus 1.7%, (ii) $50.0 million Class A-1b Senior Secured Fixed Rate Notes due 2034, which bear interest at 3.45%, (iii) $12.0 million Class A-2 Senior Secured Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 1.9%, (iv) $21.0 million Class B Senior Secured Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 2.1%, (v) $24.0 million Class C Secured Deferrable Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 2.9%, (vi) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 4.0%, and (vii) $91.0 million Class A-1a Senior Secured Floating Rate notes due 2034 which bears interest at the three-month SOFR plus 1.7%, under a credit agreement by and among CLO IV, as issuer, various financial institutions, as lenders, and Wilmington Trust, National Association, as collateral trustee and as loan agent. As of September 30, 2025 and September 30, 2024, there was $246.0 million and $246.0 million of 2034 Asset-Backed Debt and there was $0.9 million and $1.3 million, respectively of un-amortized financing costs. As of September 30, 2025 and September 30, 2024 the weighted average interest rate was 5.5% and 6.0% respectively.

On the closing date of the 2034 Debt Securitization, in consideration of our transfer to CLO IV of the initial closing date loan portfolio, PSLF received 100% of the Subordinated Notes (the "2034 Sub Notes") of CLO IV, and a portion of the net cash proceeds received from the sale of the 2034 Asset-Backed Debt Securitization. The 2034 Sub Notes do not bear interest and had a stated value of approximately $58.0 million at the closing of the 2034 Debt Securitization.

Asset - Backed Debt - CLO VII

On July 26, 2023, CLO VII completed a $300 million debt securitization in the form of a collateralized loan obligation (the "2035 Debt Securitization" or "2035 Asset-Backed Debt"). The 2035 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The 2035 Debt Securitization was executed through a private placement of: (i) $151.0 million Class A-1a Notes maturing 2035, which bear interest at the three-month SOFR plus 2.7%, (ii) $20.0 million Class A-1b Loans 2035, which bear interest at 6.5%, (iii) $12.0 million Class A-2 Senior Secured Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 3.2%, (iv) $21.0 million Class B Senior Secured Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 4.1%, (v) $24.0 million Class C Secured Deferrable Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 4.7%, (vi) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 7.0%.

On the closing date of the 2035 Debt Securitization, in consideration of our transfer to CLO VII of the initial closing date loan portfolio, PSLF received 100% of the Subordinated Notes (the "2035 Sub Notes") of CLO VII. The 2035 Sub Notes do not bear interest and had a stated value of approximately $54.0 million at the closing of the 2035 Debt Securitization.

On July 21, 2025, CLO VII closed a partial refinancing of the 2035 Debt Securitization where the $21.0 million Class B (B-R) Senior Secured Floating Rate Notes interest rate was decreased to SOFR plus 2.0%, the $24.0 million Class C

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025 (Continued)

(C-R) Secured Deferrable Floating Rate Notes interest rate was decreased to SOFR plus 2.3% and the $18.0 million Class D (D-R) Secured Deferrable Floating Rate Notes interest rate was decreased to SOFR plus 3.4%.

As part of the 2025 Debt Securitization, there was debt modification resulting in debt issuance costs of $0.2 million included in the Consolidated Statements of Operations. There was also debt extinguishments resulting in realized loss on debt extinguishments in the amount of $0.2 million included in the Consolidated Statements of Operations. The remaining fees continue to be amortized and are included in amortization of deferred financing costs in the Consolidated Statements of Cash Flows.

As of September 30, 2025 and September 30, 2024, there was $246.0 million and $246.0 million of 2035 Asset-Backed Debt and there was $1.4 million and $1.9 million, respectively of un-amortized financing costs. As of September 30, 2025 and September 30, 2024 the weighted average interest rate was 6.6% and 8.5% respectively.

Asset - Backed Debt - CLO X

On December 23, 2024, CLO X, LLC ("CLO X”) completed a $400.5 million debt securitization in the form of a collateralized loan obligation (the "2037 Debt Securitization" or"2037 Asset-Backed Debt"). The 2037 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The 2037 Debt Securitization was executed through a private placement of: (i) $158.0 million Class A-1 Notes maturing 2037, which bear interest at the three-month SOFR plus 1.59%, (ii) $30.0 million Class A-1A Loans maturing 2037, which bear interest at the three-month SOFR plus 1.59%, (iii) $40.0 million Class A-1W Loans maturing 2037, which bear interest at the three-month SOFR plus 1.59%, (iv) $16.0 million Class A-2W Loans due 2037, which bear interest at the three-month SOFR plus 1.75%, (v) $28.0 million Class B Notes due 2037, which bear interest at the three-month SOFR plus 1.85%, (vi) $32.0 million Class C Notes due 2037, which bear interest at the three-month SOFR plus 2.40%., (vii) $24.0 million Class D Notes due 2037, which bear interest at the three-month SOFR plus 3.85%. As of September 30, 2025, there was $328.0 million of external 2037 Asset-Backed Debt and $1.9 million of un-amortized financing costs. As of September 30, 2025 the weighted average interest rate was 5.8%.

On the closing date of the 2037 Debt Securitization, in consideration of our transfer to CLO X of the initial closing date loan portfolio, PSLF received 100% of the Subordinated Notes (the "2037 Sub Notes") of CLO X. The 2037 Sub Notes do not bear interest and had a stated value of approximately $72.5 million at the closing of the 2037 Debt Securitization.

The 2034 Asset-Backed Debt, 2035 Asset-Backed Debt and the 2037 Asset-Backed Debt are included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the sub notes were eliminated in consolidation.

11. COMMITMENT AND CONTINGENCIES

As of September 30, 2025 and September 30, 2024 the Company did not have unfunded commitments to fund existing investments.

The Company has provided general indemnifications to the Members, any affiliate of the Members, and any person acting on behalf of the Members or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

12. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date of the consolidated financial statements were available to be issued on November 24, 2025. There were no events that require disclosure.